Exhibit 4.1

FIRST AMENDMENT TO

LOCKUP AND REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO LOCKUP AND REGISTRATION RIGHTS AGREEMENT is dated as of April 23, 2008, by and among Live Nation, Inc., a Delaware corporation (the “Company”), Samco Investments Ltd. (“Samco”), a Turks and Caicos Company, and Michael Cohl (together with Samco, herein collectively called the “Holders”).

RECITALS

WHEREAS, the Company and the Holders are parties to that certain Lockup and Registration Rights Agreement (the “Lockup Agreement”) executed on September 12, 2007; and

WHEREAS, the Company and the Holders have agreed to amend certain provisions in the Lockup Agreement as more fully set forth herein.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties agree as follows:

1. New Defined Terms. The following defined terms are hereby added at the end of Section 1 of the Lockup Agreement to read in their entirety as follows:

“Outside Distribution Date” means the earlier of (i) July 31st of the Outside Distribution Year or (ii) sixty (60) days following completion of the Company’s annual shareholder meeting that is held and convened during the Outside Distribution Year.

“Outside Distribution Year” means calendar year 2009 unless the Outside Distribution Year should be changed in accordance with the following provisions:

(a) The Company may propose to change the then effective Outside Distribution Year to the next succeeding calendar year by providing a written notice (a “Change Notice”) to the Holders at any time on or before January 15th of the then effective Outside Distribution Year.

(b) If the Holders should (i) fail to provide a written notice to the Company affirmatively refusing to accept the proposed change of the Outside Distribution Year to the next succeeding calendar year within ten (10) business days following delivery of the Change Notice to the Holders or (ii) provide a written notice to the Company affirmatively accepting the proposed change of the Outside Distribution Year to the next succeeding calendar year, then the Outside Distribution Year will be changed to the next succeeding calendar year with no further action required by any party hereto.

2. Modification of Deadline for Exercise of Company Issuance Option. Section 4.3(c)(iii) of the Lockup Agreement is hereby amended and restated in its entirety to read as follows:

(iii) in the event the Company fails to cause the Purchased Shares to be transferred by the Trustee Holder to the Holders pursuant to Section 1.5 of the Trust Agreement by the Outside Distribution Date unless (A) the Purchased Shares would have been transferred to the Holders by the Outside Distribution Date had Section 1.5(e) of

the Trust Agreement not applied or (B) the Company’s failure to cause the Purchased Shares to be transferred by the Trustee Holder to the Holders pursuant to Section 1.5 of the Trust Agreement is caused by the refusal or failure of one or both of the Holders to reasonably cooperate with, or provide reasonably requested information concerning the Holders and their relationship to the Company in connection with the preparation of any proxy statement required to be provided to the Company’s stockholders in order to authorize such transfer of the Purchased Shares;

3. Change of Notice Address for Holders. That portion of Section 6.7 of the Lockup Agreement that sets forth the notice address for notices given to a Holder pursuant to the Lockup Agreement is hereby amended to read as follows:

If to a Holder, to it at the registered address for its Registrable Shares shown in the records of the Company (or of the Company’s registrar and transfer agent),

with a copy to:

John H. Perkins

c/o Strategy Capital Barbados

The Chart Room

Port St. Charles

St. Peter, Barbados BB26103

Facsimile Number: (246) 429-5143

and a copy to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Facsimile number: (212) 836-8689

Attention: Emanuel Cherney, Esq.

4. No Other Amendment. Except as expressly amended hereby, the terms, provisions, covenants, restrictions and other agreements contained in the Lockup Agreement are hereby ratified, confirmed and carried forward in all respects.

5. Captions and Headings. The captions and headings used in this Amendment are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

6. Counterparts. This Amendment may be executed (manually or by facsimile or similar electronic means) in any number of counterparts, each of which for all purposes shall be deemed an original, but all of which together will constitute but one and the same instrument.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LIVE NATION, INC.

By:	/s/ Kathy Willard
Name:	Kathy Willard
Title:	EVP and Chief Financial Officer

/s/ Michael Cohl
MICHAEL COHL

SAMCO INVESTMENTS LTD.

By:	/s/ John H. Perkins
Name:	John H. Perkins
Title:	Secretary

[Signature Page to the First Amendment to Lockup Agreement and

Registration Rights Agreement]

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